Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is dated as of May 10, 2019, by and between NETWORK MEDICAL MANAGEMENT, INC., a California corporation, whose address is 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA 91801 ("Manager”), and AP-AMH MEDICAL CORPORATION, a California professional medical corporation, whose address is 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA 91801 (“AP-AMH”), with reference to the following facts:

Recitals:

A.          AP-AMH is a professional corporation and is the sole shareholder of all of the issued and outstanding shares of Series A Preferred Stock (the “Preferred Shares”) of Allied Physicians of California, A Professional Medical Corporation (“Allied”).

B.           The rights, preferences, privileges and restrictions of Allied and AP-AMH with respect to the Preferred Shares are set forth in (i) that certain Certificate of Determination of Preferences of Series A Preferred Stock of Allied Physicians of California, A Professional Medical Corporation (the “Certificate of Determination”), as filed with the California Secretary of State; and (ii) that certain Special Purpose Shareholder Agreement of Allied Physicians of California, A Professional Medical Corporation between Allied and AP-AMH as the holder of the Preferred Shares (the “Shareholder Agreement”).

C.           AP-AMH has an interest as the owner of the Preferred Shares in protecting the “Healthcare Services Assets” (as defined in the Certificate of Determination). In furtherance thereof, AP-AMH desires to engage and Manager desires to provide certain administrative services to AP-AMH in connection with its interests in the Preferred Shares and the Healthcare Services Assets.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Duties And Responsibilities of Manager.

1.1           Oversight Duties Regarding the Preferred Shares and the Healthcare Services Assets. Manager or its affiliates, designees, employees or agents shall be responsible for overseeing, monitoring, inspecting and auditing, as applicable, Allied’s compliance with its obligations under the Certificate of Determination and the Shareholder Agreement for the purpose of safeguarding and preserving AP-AMH’s interests in the Preferred Shares and the Healthcare Services Assets. In furtherance of the foregoing, Manager shall be responsible for the following:

(a)       Dividend Receivable Processing. Reviewing, processing, auditing and collection of the “Series A Dividend” (as defined in the Certificate of Determination).

(b)       Documentation and Collection. AP-AMH agrees to keep and provide to Manager all documents, opinions, diagnoses, recommendations, and other evidence and records necessary for the oversight, inspection, accounting and auditing of the Series A Dividend payments.

(c)       Quarterly Report. On or before the tenth (10th) day after each calendar quarter during the term of this Agreement until the expiration of this Agreement, Manager shall furnish AP-AMH with a statement of all Series A Dividend payments for the previous calendar quarter.

1.2           Administrative Services. AP-AMH hereby appoints Manager and Manager shall serve as the exclusive administrator of all daily business functions of AP-AMH. AP-AMH agrees that the purpose and intent of this Agreement is to relieve AP-AMH to the maximum extent possible of the administrative, accounting, and other business aspects of its business, with Manager assuming responsibility and being given all necessary authority to perform these functions. Manager shall have the sole authority to perform the administrative, accounting and business aspects of AP-AMH as set forth herein. AP-AMH hereby appoints Manager to be its true and lawful attorney-in-fact to incur and pay all expenses in connection with the operation of its business, including but not limited to, payment of Manager’s Administrative Fee and to perform all functions in the name and on behalf of AP-AMH. Manager will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Manager may, however, advise AP-AMH as to the relationship between AP-AMH’s performance of medical functions and the overall administrative and business functioning of AP-AMH. In furtherance of the foregoing, Manager shall be responsible for the following:

(a)       Records Maintenance. Maintenance, custody and supervision of business records, papers, documents, ledgers, journals and reports relating to the business operations of AP-AMH. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all records relating in any way to the business operations of AP-AMH shall at all times be the property of Manager, including, without limitation, business records, business agreements, books of account, general administrative records and all information generated under or contained in the management information system pertaining to Manager’s obligations hereunder, and other business information of any kind or nature.

(b)       Accounting. Administration of accounting procedures, controls, forms and systems.

(c)       Financial Reporting. Preparation of financial reports, as appropriate or reasonably requested by AP-AMH, reflecting the business operations of AP-AMH.

(d)       Financial Planning. Financial planning for the business operations of AP-AMH.

(e)       Annual Budgets. Preparing on an annual basis, and presenting to AP-AMH in January of each year subsequent to the date of this Agreement for AP-AMH’s approval, an annual operating and capital budget for AP-AMH.

2.            Administrative Fee. AP-AMH and Manager hereby acknowledge that Manager will incur substantial costs and expenses in fulfilling Manager’s obligations to AP-AMH. In connection therewith, the following provisions shall apply:

2.1           Administrative Fee. As a fee for the administrative services furnished by Manager to AP-AMH hereunder, AP-AMH shall pay to Manager a fee (the “Administrative Fee”) in United States dollars equal to the “Administrative Fee Percentage,” multiplied by the gross revenues received by AP-AMH on an accrual basis during each calendar quarter during the term hereof (or portion thereof if the “Commencement Date,” as defined below, falls on a day other than the first day of a calendar quarter). The Administrative Fee applicable to each calendar quarter (or portion thereof) shall be paid on the first day of each calendar quarter immediately succeeding the calendar quarter in which the Administrative Fee is measured; provided that the payment of any and all Tradename License Fees shall be subject to the receipt by AP-AMH of the “Series A Dividend.” As used herein:

(a)       “Administrative Fee Percentage” means the percentage specified on Schedule 1 attached hereto.

(b)       “Series A Dividend” shall have the meaning set forth in the Certificate of Determination.

2.2            Annual Review of Administrative Fee. The Administrative Fee Percentage set forth above will be reviewed annually (commencing one year from the Commencement Date) to ensure that (i) the intended underlying economic arrangements between AP-AMH and Manager are preserved, and (ii) the Administrative Fee accurately compensates Manager for the value of the administrative services provided by Manager hereunder. If changes in state or federal laws or regulations, or changes in the amount or method of reimbursing healthcare services, result in a material adverse change in the economic benefits of this Agreement to AP-AMH or Manager, the fee set forth above shall be equitably adjusted on or before December 31 of the year such change takes place. If the parties agree to a modification of the Administrative Fee, the parties shall make that modification by mutual written consent. Such adjustment of the Administrative Fee may apply retroactively if the Parties agree in writing to the retroactive effective date.

3.           Conduct of Medical Practice. AP-AMH shall be solely and exclusively in control of all aspects of the practice of medicine and the provision of professional medical services to their patients, including all medical training and medical supervision of licensed personnel, and Manager shall neither have nor exercise any control or discretion over the methods by which AP-AMH shall practice. Manager’s sole function is to render to AP-AMH in a competent, efficient and reasonably satisfactory manner, all administrative services necessary to operate the business of AP-AMH. The rendition of all professional medical services including, but not limited to, diagnosis, treatment and the prescription of medicine and drugs, and the supervision and preparation of medical records and reports shall be the sole responsibility of AP-AMH.

4.           Insurance. Manager shall obtain and maintain, in full force and effect during the term of this Agreement, at its sole cost and expense, comprehensive general liability insurance coverage, including and errors and omissions insurance coverage, with an insurance carrier reasonably acceptable to AP-AMH, under which Manager shall be named as the insured and AP-AMH as an additional insured, to protect against any liability incident to the rendering of services under this Agreement. Such insurance coverage shall not be less than One Million Dollars ($1,000,000) for any one person and Three Million Dollars ($3,000,000) in the annual aggregate. Such policies of insurance shall provide that AP-AMH shall receive written notice not less than thirty (30) days prior to the cancellation or material change in coverage. At AP-AMH’s request, Manager shall furnish certificates, endorsements and copies of all insurance policies to AP-AMH.

5.           Indemnification. Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys’ fees and court costs) arising out of, incident to, or in any manner occasioned by the performance or non-performance of any duty or responsibility under this Agreement by such indemnifying party, or any of their employees, agents, contractors or subcontractors; provided, however, that neither party shall be liable to the other party hereunder for any claim covered by third party insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage.

6.           Term and Termination.

6.1           Term. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence upon the closing of the acquisition by AP-AMH of the Preferred Shares (the “Commencement Date”), and shall end on the date on which AP-AMH no longer owns any Preferred Shares.

6.2           Termination by AP-AMH. At the election of AP-AMH, AP-AMH may terminate this Agreement immediately by written notice to Manager as follows:

(a)       In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within ninety (90) days thereafter.

(b)       In the event Manager shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall remain uncured for a period of ninety (90) days after written notice thereof has been given to Manager by AP-AMH or such longer period of time as may be reasonably needed to effectuate a cure of such default.

6.3           Termination by Manager. At the election of Manager, Manager may terminate this Agreement immediately by written notice to AP-AMH as follows:

(a)       In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by AP-AMH, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by AP-AMH, except for the filing of a petition in involuntary bankruptcy against AP-AMH which is dismissed within ninety (90) days thereafter.

(b)       In the event AP-AMH shall materially default in the performance of any duty or obligation imposed upon AP-AMH by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to AP-AMH by Manager or such longer period of time as may be reasonably needed to effectuate a cure of such default.

6.4           Effect of Termination. Upon termination, this Agreement shall be of no further force or effect and the parties shall be relieved and discharged of any future or continuing obligation, debt or liability arising hereunder, except for (a) the satisfaction of any covenant or performance of any obligation which shall have previously accrued and remain outstanding as of the date of termination, including, without limitation, the payment of the Administrative Fee, or (b) the satisfaction or performance of any covenant or obligation which by its terms extends beyond the termination of this Agreement, including, without limitation, indemnification for acts or omissions arising prior to the date of termination.

7.           Exclusive Arrangement. During the term of this Agreement, Manager shall be AP-AMH’s sole provider of the administrative services described in this Agreement. During the term of this Agreement, AP-AMH shall not enter into any similar agreement with any administrative services provider or any other entity.

8.           Confidential Information And Trade Secrets.

8.1           Proprietary Information. Manager and AP-AMH recognize that due to the nature of this Agreement, Manager and AP-AMH will have access to information of a proprietary nature owned by the other party, including, but not limited to, any and all computer programs (whether or not completed or in use), any and all operating manuals or similar materials that constitute the medical and/or non-medical systems, policies and procedures, methods of doing business developed by such other party, administrative, advertising or marketing techniques, financial affairs, and other information utilized by such other party. Consequently, Manager and AP-AMH acknowledge and agree that the other party has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and the trade secret property of such other party. Manager and AP-AMH hereby expressly and knowingly waive any and all rights, title and interest in and to such trade secrets and confidential information and agrees to return all copies, including in any electronic medium, of such trade secrets and confidential information related thereto to the other party at the returning party’s expense upon the expiration or earlier termination of this Agreement.

8.2           Non-Disclosure. Manager and AP-AMH further acknowledge and agree that the other party is entitled to prevent such other party’s competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, Manager and AP-AMH agree to hold the other party’s trade secrets and confidential information in strictest confidence and to not disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with Manager or AP-AMH, without the prior written consent of the other party. During the term of this Agreement, neither Manager nor AP-AMH shall disclose to anyone, other than persons or entities who are employed by or affiliated with them (which affiliates shall be designated in writing), any confidential or proprietary information or trade secret information obtained by Manager or AP-AMH from the other party, except as otherwise required by law. After the expiration or earlier termination of this Agreement, Manager and AP-AMH shall not disclose to anyone any confidential or proprietary information or trade secret information obtained from the other party, except as otherwise required by law or upon the prior written consent of such other party.

8.3           Equitable Relief. Manager and AP-AMH acknowledge and agree that a breach of this Section will result in irreparable harm to the other party and that the other party cannot be reasonably or adequately compensated in damages, and therefore, the other party shall be entitled to equitable remedies, including, but not limited to, injunctive relief, to prevent a breach and to secure enforcement thereof in addition to any other relief or award to which the other party may be entitled.

9.           Miscellaneous.

9.1           Entire Agreement; Amendment. This Agreement constitutes the full and complete agreement and understanding between the parties hereto and shall supersede any and all prior written and oral agreements concerning the subject matter contained herein. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

9.2           Assignment. Except as otherwise provided in this Agreement, neither party shall assign any rights or delegate any duties under this Agreement without the prior written consent of the other party. Any unauthorized attempted assignment by either party shall be null and void and of no force or effect.

9.3           Confidentiality. No party to this Agreement shall disclose this Agreement or the terms thereof to a third party, except as provided herein or as otherwise required by law, without the prior written consent of the other parties.

9.4           Force Majeure. Notwithstanding any provision contained herein to the contrary, Manager shall not be deemed to be in default hereunder for failing to perform or provide any of the administrative services or other obligations to be performed or provided by Manager pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other event which is beyond Manager’s reasonable control.

9.5           No Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties nor shall they be deemed to confer any benefit on any person not a party to this Agreement.

9.6           Changes In Law And Severability. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the parties shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the parties. If the parties are unable to agree to any amendments required by this Section, the matter shall be submitted to dispute resolution in accordance with Section 9.8 below. Further, if any provision of this Agreement is determined to be illegal, invalid, or otherwise unenforceable by court, arbitrator, or other tribunal of competent jurisdiction, then to the extent not covered by the preceding paragraph and to the extent necessary to make such provision and/or this Agreement legal, valid, or otherwise enforceable, such provisions shall be limited, construed, or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof, shall survive, remain in full force and effect, and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

9.7           Referrals. The parties hereby acknowledge that none of the benefits to Manager, AP-AMH or any of their respective affiliates, is conditioned on any requirement that Manager, AP-AMH or any of their respective affiliates make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Manager, AP-AMH or any of their respective affiliates.

9.8           Dispute Resolution. In the event of any controversy or dispute related to or arising out of this Agreement, the parties agree to meet and confer in good faith to attempt to resolve the controversy or dispute without an adversary proceeding. If the controversy or dispute is not resolved to the mutual satisfaction of the parties within five (5) business days of notice of the controversy or dispute, the parties agree to waive their rights, if any, to a jury trial, and to submit the controversy or dispute as a general reference to a retired judge or justice pursuant to Section 638 et seq. of the California Code of Civil Procedure, or any successor provision, for resolution in accordance with Chapter 6 (References and Trials by Referees), of Title 8 of Part 2 of the California Code of Civil Procedure, or any successor chapter. The parties agree that the only proper venue for the submission of claims is the County of Los Angeles, California, and that the hearing before the referee shall be concluded within nine (9) months of the filing and service of the complaint. The parties reserve the right to contest the referee’s decision and to appeal from any award or order of any court. The provisions of this Section shall not limit, require the postponement of implementation, or in any other way preclude the exercise of any rights otherwise enjoyed by any party to this Agreement under the provisions hereof.

9.9           Governing Law. This Agreement shall be governed by and interpreted under the internal laws of the State of California without regard to its conflicts of interest laws.

9.10          Independent Contractors. In the performance of this Agreement, it is mutually understood and agreed that AP-AMH is at all times acting and performing as independent contractors with, and not as employees, joint ventures or lessees of, Manager. AP-AMH shall have no claim under this Agreement or otherwise against Manager for workers’ compensation, unemployment compensation, sick leave, vacation pay, pension or retirement benefits, Social Security benefits, or any other employee benefits, all of which shall be the sole responsibility of AP-AMH. Except as specifically requested in writing by AP-AMH, Manager shall not withhold on behalf of AP-AMH any sums for income tax, unemployment insurance, Social Security or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of AP-AMH. AP-AMH shall indemnify and hold harmless Manager from any and all loss or liability, if any, arising out of or with respect to any non-payment of such taxes or withholdings by AP-AMH.

9.11         Headings. The headings set forth herein are for the purpose of convenient reference only, and shall have no bearing whatsoever on the interpretation of this Agreement.

9.12          Notices. Any notice or other communication hereunder shall be given in writing and either (i) delivered in person, (ii) transmitted by facsimile, (iii) delivered by overnight FedEx or similar overnight commercial delivery service or (iv) mailed by certified mail, postage prepaid, return receipt requested, to the party to which such notice or communication is to be given at the address set forth below or at such other address as may be given from time to time under the terms of this Section. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted, (ii) if given by mail, five (5) days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by overnight FedEx or similar overnight commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually received.

To Manager:	To AP-AMH:

Network Medical Management, Inc.	AP-AMH Medical Corporation
1668 S. Garfield Ave., 2nd Floor	1668 S. Garfield Ave., 2nd Floor
Alhambra, CA 91801	Alhambra, CA 91801
Attn: CEO	Attn: CEO

9.13         Waiver. Any waiver of any provision hereof shall not be effective unless expressly made in writing executed by the party to be charged. The failure of any party to insist on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, and the obligations of the parties with respect thereto shall continue in full force and effect.

9.14         Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.15         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall, in the aggregate, be considered one and the same instrument.

9.16         Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party’s obligations under this Agreement.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“Manager”	“AP-AMH”

NETWORK MEDICAL MANAGEMENT, INC.	AP-AMH MEDICAL CORPORATION

By:	/s/ Mitchell Kitayama	By:	/s/ Thomas Lam, M.D.
Name:	Mitchell Kitayama	Name:	Thomas Lam, M.D.
Title:	Independent Committee Director	Title:	Chief Executive Officer

By:	/s/ Eric Chin
Name:	Eric Chin
Title:	Chief Financial Officer

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